Exhibit 99.1

News Release

For Immediate Release

Investor Contact:	Media Contact:

Tyler Lindwall	Eric Smith
Phone: 612-704-0147	Phone: 720-772-0877
E-mail: investor.relations@vistaoutdoor.com	E-mail: media.relations@vistaoutdoor.com

Vista Outdoor Reports Strong Second Quarter Financial Results; Special Meeting of Stockholders to Vote on Sale of The Kinetic Group to CSG Scheduled to be Held on November 25, 2024

•Vista Outdoor Board of Directors Committed to Maximizing Value to Stockholders Through Sales of The Kinetic Group and Revelyst For an Expected Total Cash Consideration to Stockholders of Approximately $45.001 per Share; Leading Independent Proxy Advisory Firm Institutional Shareholder Services ("ISS") Recommends Vista Outdoor Stockholders Vote "FOR" the Sale of The Kinetic Group to CSG

•Vista Outdoor FY2025 Q2 Financial Results In-Line With Expectations: Sales of $666 Million; Operating Income of $66 Million with 9.9 Percent Margin; Adj. EBITDA of $111 Million Translating to 16.7 Percent Margin

•Revelyst FY2025 Q2 Financial Results Exceeded Expectations: Sales of $315 Million; Operating Income of $21 Million With Margin of 6.6 Percent, an Increase of 270 Basis Points Year-Over-Year and 720 Basis Points Sequentially; Adj. EBITDA More Than Doubled Sequentially to $38 Million With Margin of 12.1 Percent

•The Kinetic Group FY2025 Q2 Sales of $351 Million; Operating Income of $87 Million with 24.8 Percent Margin; Adj. EBITDA of $94 Million Translating to 26.7 Percent Margin

•Vista Outdoor Total Debt Decreased $45 Million Sequentially to $590 Million; Net Debt of $553 Million and a Net Debt Leverage Ratio of 1.3 Times

ANOKA, Minn., November 6, 2024 — Vista Outdoor Inc. (NYSE: VSTO) today reported operating results for the Second Quarter Fiscal Year 2025 (FY2025), which ended on September 30, 2024.

"I am proud of the strong quarter the Vista Outdoor team delivered as we move towards separation. Regarding the separation, the Board underwent a thorough and competitive process, reviewing numerous strategic and other alternatives over nearly three years to maximize value to stockholders," said Mike Callahan, Chairman of the Board of Directors. "At the conclusion of our review, the Board determined that the transactions with CSG and SVP together maximize value for Vista Outdoor stockholders. Based on our management team's current estimates, the CSG and SVP transactions will collectively deliver an estimated $45.001 per share of Vista Outdoor common stock. We are pleased to see ISS is recommending Vista Outdoor stockholders vote "FOR" the sale of The Kinetic Group to CSG and recognizes the significant value that the CSG and SVP transactions will deliver to stockholders. The Board continues to recommend Vista Outdoor stockholders vote in favor of the proposal to adopt the merger agreement with CSG at the special meeting of stockholders which will be held on November 25, 2024."

“Our teams across Revelyst worked hard to deliver a terrific second quarter, keeping us on track with our commitment to double standalone adjusted EBITDA for the Fiscal Year,” said Eric Nyman, Co-CEO of Vista Outdoor and CEO of Revelyst. "We saw Revelyst adjusted EBITDA more than double sequentially in the quarter driven largely by the demonstrable progress made in our GEAR Up transformation. GEAR Up initiatives have now delivered $11.6 million of realized cost savings through the first half of
1 Based on management estimates, including an assumption the SVP transaction closes on December 31, 2024.

Fiscal Year 2025 across our key focus areas that include Organizational Structure, Real Estate, Supply Chain and Operations and Direct and Indirect Spend. Actioned initiatives include streamlining our corporate real estate footprint, further optimization of our distribution network and realizing efficiencies through the consolidation of external vendor spend. We expect further profitability improvements in the Fiscal Year primarily driven by the $25 to $30 million of estimated realized cost savings attributable to the GEAR Up transformation positioning us well for the future.”

“Looking ahead, we are excited to partner with SVP to capitalize on the momentum that we have built at Revelyst. The partnership positions us well to continue to leverage our integrated international house of brands and leadership in the outdoor industry. We see accelerating growth and an ability to deliver further innovation and top-tier products to outdoor enthusiasts bolstered by the access to SVP’s full operating resources and network. The future at Revelyst is bright, and I look forward to the next step in our journey alongside SVP.”

“The Kinetic Group continues to demonstrate best-in-class performance, while facing a tougher market than last year.” said Jason Vanderbrink, Co-CEO of Vista Outdoor and CEO of The Kinetic Group. “Our Adjusted EBITDA margin outpaces the competition at 26.7 percent, showing disciplined product management and demand for our premium products. We were recently awarded key contracts from Veterans Affairs and the Federal Reserve Bank, adding balance to our customer portfolio. The team has also been celebrating the success of our sponsored Olympic shooters, who brought home four medals and a fourth-straight Men’s Skeet Gold from Paris. We look forward to building on a winning strategy and growing the presence of our ammunition brands as we move closer to closing the transaction with CSG.”

Note that in the results below when referring to "Revelyst," it comprises three new operating and reportable segments: Revelyst Adventure Sports, Revelyst Precision Sports Technology and Revelyst Outdoor Performance. Please see Vista Outdoor’s Annual Report on Form 10-K for the year ended March 31, 2024, for additional information.

Consolidated results for the three months ended September 30, 2024, versus the three months ended September 24, 2023:

•Sales decreased 1.6 percent to $666 million driven primarily by lower volume at Revelyst Adventure Sports and divestitures within Revelyst Outdoor Performance, partially offset by increased price at The Kinetic Group and higher volume primarily driven by new product introductions at Revelyst Precision Sports Technology.

•Gross profit increased 1.2 percent to $211 million due to improved inventory health and increased price at Revelyst Adventure Sports, divestitures within Revelyst Outdoor Performance and increased price at The Kinetic Group, partially offset by increased input costs for copper and powder at The Kinetic Group and lower volume at Revelyst Adventure Sports.

•Operating expenses increased 9.5 percent driven primarily by increased incentive compensation and increased restructuring costs related to the GEAR Up initiative partially offset by lower selling, general and administrative costs at Revelyst primarily related to GEAR Up initiatives.

•Operating income declined 13.3 percent to $66 million and operating income margin decreased 133 basis points to 9.9 percent. Adjusted operating income was $88 million, down 3.6 percent. Adjusted operating income margin decreased 27 basis points to 13.2 percent.

•Net income decreased to $42 million. Net income margin decreased to 6.3 percent.

•Adjusted EBITDA declined 4.4 percent to $111 million. Adjusted EBITDA margin decreased 48 basis points to 16.7 percent.

•Diluted Earnings per Share (EPS) was $0.71, down 6.6 percent, compared with $0.76 in the prior fiscal year. Adjusted EPS increased to $1.03, or up 7.3 percent, compared with $0.96 in the prior fiscal year.

•Year to date cash provided by operating activities was $81 million, compared to $108 million in the prior fiscal year to date period. Year to date adjusted free cash flow was $111 million.

For the three months ended September 30, 2024, versus the three months ended September 24, 2023:

Revelyst

•Sales declined 3.9 percent to $315 million driven by lower volume at Revelyst Adventure Sports and divestitures within Revelyst Outdoor Performance. The decline was partially offset by increased volume within Revelyst Precision Sports Technology.

•Gross profit increased 5.0 percent to $98 million due to improved inventory health and increased price at Revelyst Adventure Sports and improved inventory health and divestitures at Revelyst Outdoor Performance, partially offset by lower volume at Revelyst Adventure Sports, manufacturing efficiency headwinds at Revelyst Outdoor Performance and increased discounting at Revelyst Precision Sports Technology.

•Operating income increased 67.1 percent to $21 million due to higher gross profit and lower selling, general and administrative costs related to GEAR Up initiatives across Revelyst Adventure Sports and Revelyst Outdoor Performance, partially offset by decreased gross profit and increased selling, general and administrative costs at Revelyst Precision Sports Technology. Operating income margin increased 270 basis points to 6.6 percent.

•Adjusted EBITDA increased 25.8 percent to $38 million. Adjusted EBITDA margin increased 286 basis points to 12.1 percent.

The Kinetic Group

•Sales increased 0.5 percent to $351 million, due to increased price.

•Gross profit declined 1.8 percent to $113 million driven primarily by increased input costs of copper and powder, partially offset by increased price.

•Operating income decreased 5.7 percent to $87 million due to lower gross profit and increased incentive compensation. Operating income margin decreased 163 basis points to 24.8 percent.

•Adjusted EBITDA decreased 5.1 percent to $94 million. Adjusted EBITDA margin decreased 158 basis points to 26.7 percent.

Financial Update

“At Vista Outdoor, we delivered second quarter results in-line with our expectations and our fundamentals remained strong,” said Andrew Keegan, CFO of Vista Outdoor. “Our Revelyst business exceeded expectations during the quarter with segment Adjusted EBITDA more than doubling sequentially from the first quarter. The improved profitability was driven in part by our GEAR Up transformation program which has delivered $11.6 million in realized cost savings in the first half of Fiscal Year 2025. We are well-positioned and reaffirm our commitment to double Revelyst standalone adjusted EBITDA and realize $25 to $30 million of cost savings for the full Fiscal Year 2025 across our key focus areas.

"We continue to prioritize a strong balance sheet and a healthy inventory position. During the quarter we saw Revelyst inventory decrease $87 million year-over-year and $22 million sequentially from Q1. This reduction coupled with improved profitability drove Vista Outdoor's year to date cash provided by operating activities of $81 million and adjusted free cash flow of $111 million, allowing us to decrease our net debt $26 million during the quarter. Our net debt ended the second quarter at $553 million and our net debt leverage ratio was 1.3x.

“Given the recently announced sale of both The Kinetic Group and Revelyst businesses we have elected to withdraw our full year Fiscal Year 2025 guidance. Upon the sale of The Kinetic Group, that is expected to close prior to year-end 2024, Revelyst will become a publicly traded company under the stock ticker GEAR. The Revelyst sale to SVP is contingent on the completion of the CSG transaction and is expected to close by the end of January 2025 at which point Revelyst will become a privately held company. We are excited for the future of both companies under new strategic ownership,” Keegan concluded.

Earnings Conference Call Webcast Information

In light of the Company's pending sale of The Kinetic Group to CZECHOSLOVAK GROUP a.s., as well as its pending sale of Revelyst to Strategic Value Partners, as announced on October 4, 2024, the Company will not hold a conference call to discuss its second-quarter results.

Non-GAAP Financial Measures

Non-GAAP financial measures such as adjusted EBITDA, adjusted EBITDA margin, adjusted operating expenses, adjusted operating income, adjusted operating income margin, adjusted taxes, adjusted tax rate, adjusted net income, adjusted EPS, adjusted free cash flow, net debt and net debt leverage ratio as included in this press release are supplemental measures that are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). These non-GAAP measures should be considered in addition to, and not as substitutes for, GAAP measures. Please see the tables below for reconciliations of these non-GAAP measures to the most directly comparable GAAP measures.

Reconciliation of Non-GAAP and Supplemental Financial Measures

In addition to the results prepared in accordance with GAAP, we are providing the information below on a non-GAAP basis, including, adjusted operating expenses, adjusted operating income, adjusted operating income margin, adjusted taxes, adjusted tax rate, adjusted net income, and adjusted diluted earnings (loss) per share (EPS). Vista Outdoor defines these measures as operating expenses, operating income (loss), operating income margin, taxes, tax rate, net income, and EPS excluding, where applicable, the impact of costs incurred for post-acquisition compensation, transaction and transition costs, executive transition costs, planned separation costs, loss on divestiture, restructuring and GEAR Up restructuring. Vista Outdoor management is presenting these measures so a reader may compare gross profit, operating expenses, operating income, operating income margin, other expense, net, interest expense, taxes, tax rate, net income, and EPS excluding these items, as the measures provide investors with an important perspective on the operating results of the Company. Vista Outdoor management uses these measurements internally to assess business performance, and Vista Outdoor’s definitions may differ from those used by other companies.

Three months ended September 30, 2024
(in thousands except per share amounts and percentages)	Gross profit	Operating expenses	Operating income		Operating income margin	Other expense, net	Interest	Taxes	Tax rate	Net income	EPS (1)
As reported	$211,429	$145,704	$65,725		9.9%	$255	$(8,237)	$(15,945)	27.6%	$41,798	$0.71
Post acquisition compensation	—	(68)	68			—	—	—		68
Transaction costs	—	132	(132)			—	—	32		(100)
Loss on divestiture	—	(872)	872			—	—	1,473		2,345
Gear Up restructuring	—	(7,093)	7,093			—	—	(1,702)		5,391
Planned separation costs	—	(14,358)	14,358			—	—	(3,446)		10,912
As adjusted	$211,429	$123,445	$87,984		13.2%	$255	$(8,237)	$(19,588)	24.5%	$60,414	$1.03

(1) As reported net earnings per share and adjusted net earnings per share are both calculated based on 58,641 diluted weighted average shares of common stock.

Three months ended September 24, 2023
(in thousands except per share amounts and percentages)	Gross profit	Operating expenses	Operating income		Operating income margin	Other expense, net	Interest	Taxes	Tax rate	Net income	EPS (1)
As reported	$208,870	$133,085	$75,785		11.2%	$(1,174)	$(16,643)	$(13,546)	23.4%	$44,422	$0.76
Post acquisition compensation	—	(160)	160			—	—	—		160
Executive transition costs	—	(433)	433			—	—	(218)		215
Restructuring	—	(3,936)	3,936			—	—	(945)		2,991
Transition costs	—	(3,554)	3,554			—	—	(854)		2,700
Planned separation costs	—	(7,375)	7,375			—	—	(1,770)		5,605
As adjusted	$208,870	$117,627	$91,243	$—	13.5%	$(1,174)	$(16,643)	$(17,333)	23.6%	$56,093	$0.96

(1) As reported net earnings per share and adjusted net earnings per share are both calculated based on 58,541 diluted weighted average shares of common stock.

During the three months ended September 30, 2024, we incurred costs that we feel are not indicative of ongoing operations as follows:

•post-acquisition compensation expense related to the Stone Glacier acquisition;

•transaction costs associated with possible and actual transactions, including advisor and legal fees and other costs;
•loss on the divestiture of our Fiber Energy business;
•restructuring costs related to our GEAR Up transformation program, including severance costs, contract terminations related to location closures and professional fees; and
•costs associated with the planned separation of our Revelyst and The Kinetic Group businesses into two separate companies, including restructuring, and advisory and legal fees.

During the three months ended September 30, 2024, our reported tax (expense) benefit of $(15,945) results in a tax rate of 27.6 percent and our adjusted tax (expense) benefit of $(19,588) results in an adjusted tax rate of 24.5 percent.

During the three months ended September 24, 2023, we incurred costs that we feel are not indicative of ongoing operations as follows:

•transition costs for prior acquisitions to integrate into the Company such as professional fees and travel costs;
•executive transition costs for executive search fees and related costs for the transition of our CEO and General Counsel executives;
•costs associated with the planned separation of our Revelyst and The Kinetic Group businesses into two independent, publicly traded companies, including restructuring, severance, advisory and legal fees;
•restructuring costs related to a $50 million cost reduction and earnings improvement program, announced during our fourth fiscal quarter of 2023, which includes severance and asset impairments related to product line reassessments, office closures, and headcount reductions across our brands and corporate teams, and;
•post-acquisition compensation expense related to the Stone Glacier acquisition.

During the three months ended September 24, 2023, our reported tax (expense) benefit of $(13,546) results in a tax rate of 23.4 percent and our adjusted tax (expense) benefit of $(17,333) results in an adjusted tax rate of 23.6 percent.

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures. Vista Outdoor management believes that free cash flow provides investors with an important indication of the cash generated by our business for debt repayment and acquisitions after making the capital investments required to support ongoing business operations. Vista Outdoor management uses free cash flow to assess overall liquidity. Vista Outdoor’s definition of free cash flow may differ from those used by other companies.

Adjusted free cash flow is defined as free cash flow eliminating the cash impact of the following items that are adjusted in our presentation of adjusted net income: post-acquisition compensation, transaction costs, executive transition costs, restructuring, GEAR Up restructuring, transition costs and planned separation costs. Vista Outdoor management believes that adjusted free cash flow enhances investors’ understanding of the liquidity of our ongoing operations. Adjusted free cash flow is also used by Vista Outdoor to assess employees’ performance and determine their annual incentive payments. Vista Outdoor’s definition of adjusted free cash flow may differ from those used by other companies.

	Three months ended	Six months ended
(in thousands)	September 30, 2024	September 30, 2024	September 24, 2023
Cash provided by operating activities (as reported)	$26,778	$80,543	$107,540
Capital expenditures	(7,739)	(10,023)	(13,425)
Free cash flow	19,039	70,520	94,115
Post acquisition compensation	84	167	166
Transaction costs	587	615	—
Executive transition costs	—	—	3,474
Restructuring	—	—	4,281
Gear Up restructuring	6,821	14,512	—
Transition costs	64	230	6,665
Planned separation costs	15,012	25,372	7,034
Adjusted free cash flow	$41,607	$111,416	$115,735

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA is defined as net income before other expense, net, interest, taxes, depreciation and amortization, and amortization of cloud computing software, excluding the non-recurring and non-cash items referenced above. We calculate “Adjusted EBITDA margins” as Adjusted EBITDA divided by net sales. Vista Outdoor management believes adjusted EBITDA and adjusted EBITDA margin provide investors with an important perspective on the Company’s core profitability and help investors analyze underlying trends in the Company’s business and evaluate its performance on an absolute basis and relative to its peers. Adjusted EBITDA and adjusted EBITDA margin should be considered in addition to, and not as a substitute for, GAAP net income and GAAP net income margin. Vista Outdoor’s definitions may differ from those used by other companies

Segment Adjusted EBITDA Reconciliation

	Three months ended September 30, 2024
(in thousands except percentages)	The Kinetic Group	Revelyst	Total
Segment operating income (1)	$87,093	$21,485	$108,578
Depreciation and amortization	6,627	16,120	22,747
Amortization of cloud computing software costs (2)	36	535	571
Adjusted segment EBITDA	$93,756	$38,140	$131,896
Adjusted segment EBITDA margin	26.7%	12.1%

	Three months ended September 24, 2023
(in thousands except percentages)	The Kinetic Group	Revelyst	Total
Segment operating income (1)	$92,348	$12,854	$105,202
Depreciation and amortization	6,458	17,473	23,931
Amortization of cloud computing software costs (2)	36	457	493
Adjusted segment EBITDA	$98,842	$30,784	$129,626
Adjusted segment EBITDA margin	28.3%	9.4%

(1) We do not calculate GAAP net income at the segment level, but have provided segment operating income as a relevant measurement of profitability. Segment operating income does not include interest expense and taxes as well as other non-cash and non-recurring items. Segment operating income is reconciled to our consolidated net income in the segment income to consolidated net income reconciliation table included in this press release.

(2) Amortization of cloud computing software costs consist of expense recognized in selling, general and administrative expense for capitalized implementation costs of IT. This expense is not included in depreciation and amortization above.

Consolidated Adjusted EBITDA Reconciliation

	Three months ended
(in thousands except percentages)	September 30, 2024	September 24, 2023
Net income	$41,798	$44,422
Other expense, net	(255)	1,174
Interest expense, net	8,237	16,643
Income tax provision	15,945	13,546
Depreciation and amortization	22,849	24,879
Amortization of cloud computing software costs	544	324
Post acquisition compensation	68	160
Transaction costs	(132)	—
Loss on divestiture	872	—
Gear Up restructuring	7,093	—
Transition costs	—	3,554
Planned separation costs	14,358	7,375
Executive transition costs	—	433
Restructuring	—	3,936
Adjusted EBITDA	$111,377	$116,446
Adjusted EBITDA margin	16.7%	17.2%
Segment Income to Consolidated Net Income Reconciliation

	Three months ended
(in thousands)	September 30, 2024	September 24, 2023
Segment income	$108,578	$105,202
Corporate costs and expenses (1)	(42,853)	(29,417)
Operating income	$65,725	$75,785
Other expense, net	255	(1,174)
Interest expense, net	(8,237)	(16,643)
Income tax provision	(15,945)	(13,546)
Net Income	$41,798	$44,422

(1) Includes corporate overhead and certain non-recurring items as described in the schedules to this release

Net Debt and Net Debt Leverage Ratio

Net debt is defined as total debt less cash and cash equivalents. Net debt leverage ratio is defined as net debt as of the balance sheet date divided by adjusted EBITDA for the twelve months then ended. We believe that using net debt is useful to investors in determining our leverage ratio since we could choose to use cash and cash equivalents to retire debt. Vista Outdoor’s definitions may differ from those used by other companies.

Net Debt and Net Debt Leverage Ratio Reconciliation

(in thousands)	As of September 30, 2024	As of March 31, 2024
Total Debt Outstanding	$590,000	$720,000
Less: Cash	(36,925)	(60,271)
Net Debt	$553,075	$659,729

(in thousands except ratio)	Twelve months ended September 30, 2024	Twelve months ended March 31, 2024
Net loss	$(9,109)	$(5,505)
Other expense, net	95	1,988
Interest expense, net	47,746	62,949
Income tax benefit	(9,497)	(8,979)
Depreciation and amortization	96,026	99,291
Amortization of cloud computing software costs	2,803	2,363
Post acquisition compensation	296	1,328
Transaction costs	802	755
Gain on divestitures	(18,787)	—
Contingent consideration	5,888	5,888
Executive transition costs	250	1,342
Impairment	226,406	220,070
Restructuring	1,636	5,604
Gear Up restructuring	19,761	8,279
Transition costs	1,655	7,310
Planned separation costs	59,016	42,179
Adjusted EBITDA	$424,987	$444,862
Net debt leverage ratio	1.3	1.5

About Vista Outdoor Inc.

Vista Outdoor (NYSE: VSTO) is the parent company of more than three dozen renowned brands that design, manufacture and market sporting and outdoor products. Brands include Bushnell, CamelBak, Bushnell Golf, Foresight Sports, Fox Racing, Bell Helmets, Camp Chef, Giro, Simms Fishing, QuietKat, Stone Glacier, Federal Ammunition, Remington Ammunition and more. Our Revelyst and The Kinetic Group businesses provide consumers with a wide range of performance-driven, high-quality and innovative outdoor and sporting products. For news and information, visit our website at www.VistaOutdoor.com.

Forward-Looking Statements

Some of the statements made and information contained in this press release, excluding historical information, are “forward-looking statements,” including those that discuss, among other things: Vista Outdoor Inc.’s (“Vista Outdoor”, “we”, “us” or “our”) plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words “believe,” “expect,” “anticipate,” “intend,” “aim,” “should” and similar expressions are intended to identify such forward-looking statements. To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995.

Numerous risks, uncertainties and other factors could cause our actual results to differ materially from the expectations described in such forward-looking statements, including the following: risks related to the previously announced transaction among Vista Outdoor, Revelyst, Inc. (“Revelyst”), CSG Elevate II Inc., CSG Elevate III Inc. and CZECHOSLOVAK GROUP a.s. (the “CSG Transaction”) and risks related to the previously announced transaction among Vista Outdoor, Revelyst, Olibre LLC and Cabin Ridge, Inc. (the “SVP Transaction”) including (i) the failure to receive, on a timely basis or otherwise, the required approval of the CSG Transaction by our stockholders, (ii) the possibility that any or all of the various conditions to the consummation of the CSG Transaction or the SVP Transaction may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals), (iii) the possibility that competing offers or acquisition proposals may be made, (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement relating to the CSG Transaction or the SVP Transaction, including in circumstances which would require Vista Outdoor or Revelyst, as applicable, to pay a termination fee, (v) the effect of the announcement or pendency of the CSG Transaction or the SVP Transaction on our ability to attract, motivate or retain key executives and employees, our ability to maintain relationships with our customers, vendors, service providers and others with whom we do business, or our operating results and business generally, (vi) risks related to the CSG Transaction or the SVP Transaction diverting management’s attention from our ongoing business operations, (vii) that the CSG Transaction or the SVP Transaction may not achieve some or all of any anticipated benefits with respect to either business segment and that the CSG Transaction or the SVP Transaction may not be completed in accordance with our expected plans or anticipated timelines, or at all, and (viii) that the consideration paid to Revelyst stockholders in connection with the SVP Transaction cannot be determined until the consummation of the SVP Transaction as it is subject to certain adjustments related to the net cash of Revelyst as of the closing of the SVP Transaction and the management team’s current estimate of the consideration may be higher or lower than the actual consideration paid to Revelyst stockholders in connection with the SVP Transaction due to the actual cash flows prior to the closing of the SVP Transaction or other factors; impacts from the COVID-19 pandemic on our operations, the operations of our customers and suppliers and general economic conditions; supplier capacity constraints, production or shipping disruptions or quality or price issues affecting our operating costs; the supply, availability and costs of raw materials and components; increases in commodity, energy, and production costs; seasonality and weather conditions; our ability to complete acquisitions, realize expected benefits from acquisitions and integrate acquired businesses; reductions in or unexpected changes in or our inability to accurately forecast demand for ammunition, accessories, or other outdoor sports and recreation products; disruption in the service or significant increase in the cost of our primary delivery and shipping services for our products and components or a significant disruption at shipping ports; risks associated with diversification into new international and commercial markets, including regulatory compliance; our ability to take advantage of growth opportunities in international and commercial markets; our ability to obtain and maintain licenses to third-party technology; our ability to attract and retain key personnel; disruptions caused by catastrophic events; risks associated with our sales to significant retail customers, including unexpected cancellations, delays, and other changes to purchase orders; our competitive environment; our ability to adapt our products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail; our ability to maintain and enhance brand recognition and reputation; others’ use of social media to disseminate negative commentary about us, our products, and boycotts; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury, and environmental remediation; our ability to comply with extensive federal, state and international laws, rules and regulations; changes in laws, rules and regulations relating to our business, such as federal and state ammunition regulations; risks associated with cybersecurity and other industrial and physical security threats; interest rate risk; changes in the current tariff structures; changes in tax rules or pronouncements; capital market volatility and the availability of financing; foreign currency exchange rates and fluctuations in those rates; general economic and business conditions in the United States and our markets outside the United States, including as a result of the war in Ukraine and the imposition of sanctions on Russia, the conflict in the Gaza strip, the COVID-19 pandemic or other pandemic, conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers.

You are cautioned not to place undue reliance on any forward-looking statements we make, which are based only on information currently available to us and speak only as of the date hereof. A more detailed description of risk factors that may affect our operating results can be found in Part 1, Item 1A, Risk Factors, of our Annual Report on Form 10-K for fiscal year 2024, and in the filings we make with the SEC from time to time. We undertake no obligation to update any forward-looking statements, except as otherwise required by law.

No Offer or Solicitation

This communication is neither an offer to sell, nor a solicitation of an offer to buy any securities, the solicitation of any vote, consent or approval in any jurisdiction pursuant to or in connection with the CSG Transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Additional Information and Where to Find It

These materials may be deemed to be solicitation material in respect of the CSG Transaction. In connection with the CSG Transaction, Revelyst, a subsidiary of Vista Outdoor, filed with the SEC on January 16, 2024 a registration statement on Form S-4 (which was declared effective by the SEC on March 22, 2024 and was subsequently amended by the post-effective amendment filed by Revelyst on October 16, 2024 and declared effective by the SEC on October 18, 2024) in connection with the proposed issuance of shares of common stock of Revelyst to Vista Outdoor stockholders pursuant to the CSG Transaction, which Form S-4 includes a proxy statement of Vista Outdoor that also constitutes a prospectus of Revelyst (the “proxy statement/prospectus”). INVESTORS AND STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE CSG TRANSACTION, THE SVP TRANSACTION AND THE PARTIES TO EACH TRANSACTION. We have mailed the definitive proxy statement/prospectus to each of our stockholders entitled to vote at the meeting relating to the approval of the CSG Transaction. Investors and stockholders may obtain the proxy statement/prospectus and any other documents free of charge through the SEC’s website at www.sec.gov.

Copies of the documents filed with the SEC by Vista Outdoor are available free of charge on our website at www.vistaoutdoor.com.

Participants in Solicitation

Vista Outdoor, Revelyst, CSG Elevate II Inc., CSG Elevate III Inc. and CZECHOSLOVAK GROUP a.s. and their respective directors, executive officers and certain other members of management and employees, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from our stockholders in respect of the CSG Transaction. Information about our directors and executive officers is set forth in our proxy statement on Schedule 14A for our 2024 Annual Meeting of Stockholders, which was filed with the SEC on July 24, 2024, and subsequent statements of changes in beneficial ownership on file with the SEC. These documents are available free of charge through the SEC’s website at www.sec.gov. Additional information regarding the interests of potential participants in the solicitation of proxies in connection with the CSG Transaction, which may, in some cases, be different than those of our stockholders generally, is also included in the proxy statement/prospectus relating to the CSG Transaction.

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (preliminary and unaudited)

	Three months ended		Six months ended
(Amounts in thousands except per share data)	September 30, 2024	September 24, 2023	September 30, 2024	September 24, 2023
Sales, net	$665,915	$676,808	$1,310,096	$1,370,141
Cost of sales	454,486	467,938	887,510	934,514
Gross profit	211,429	208,870	422,586	435,627
Operating expenses:
Research and development	11,284	12,203	23,723	24,283
Selling, general, and administrative	133,548	120,882	270,897	243,373
(Gain) loss on divestitures	872	—	(18,787)	—
Operating income	65,725	75,785	146,753	167,971
Other income (expense), net	255	(1,174)	178	(1,715)
Interest expense, net	(8,237)	(16,643)	(17,658)	(32,861)
Income before income taxes	57,743	57,968	129,273	133,395
Income tax provision	(15,945)	(13,546)	(30,355)	(30,873)
Net income	$41,798	$44,422	$98,918	$102,522
Earnings per common share:
Basic	$0.72	$0.77	$1.69	$1.78
Diluted	$0.71	$0.76	$1.68	$1.75

Weighted-average number of common shares outstanding:
Basic	58,410	58,041	58,361	57,757
Diluted	58,786	58,299	58,714	58,426

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	September 30, 2024	March 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$36,925	$60,271
Net receivables	376,206	355,903
Net inventories	612,847	609,999
Income tax receivable	11,049	9,113
Other current assets	45,632	39,836
Total current assets	1,082,659	1,075,122
Net property, plant, and equipment	177,283	201,864
Operating lease assets	97,726	107,007
Goodwill	318,251	318,251
Net intangible assets	600,861	627,636
Deferred income tax assets	13,009	12,895
Deferred charges and other non-current assets, net	63,844	59,605
Total assets	$2,353,633	$2,402,380
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$158,198	$163,411
Accrued compensation	52,345	56,983
Federal excise, use, and other taxes	34,266	35,552
Other current liabilities	128,148	129,352
Total current liabilities	372,957	385,298
Long-term debt	587,519	717,238
Long-term operating lease liabilities	96,904	105,699
Accrued pension and postemployment benefits	18,572	22,866
Other long-term liabilities	45,966	44,982
Total liabilities	1,121,918	1,276,083

Common stock—$.01 par value:
Authorized—500,000,000 shares
Issued and outstanding—58,425,417 shares as of September 30, 2024 and 58,238,276 shares as of March 31, 2024	584	582
Additional paid-in-capital	1,651,441	1,653,089
Accumulated deficit	(137,115)	(236,033)
Accumulated other comprehensive loss	(73,454)	(74,348)
Common stock in treasury, at cost—5,539,022 shares held as of September 30, 2024 and 5,726,163 shares held as of March 31, 2024	(209,741)	(216,993)
Total stockholders' equity	1,231,715	1,126,297
Total liabilities and stockholders' equity	$2,353,633	$2,402,380

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Six months ended
(Amounts in thousands)	September 30, 2024	September 24, 2023
Operating Activities
Net income	$98,918	$102,522
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	21,576	24,470
Amortization of intangible assets	24,965	25,336
Amortization of deferred financing costs	1,529	4,154
Impairment of long-lived assets	8,043	2,802
Gain on sale of business	(18,787)	—
Deferred income taxes	(154)	514
Gain on foreign exchange	(302)	(240)
Loss on disposal of property, plant, and equipment	419	69
Share-based compensation	8,145	2,680
Changes in assets and liabilities:
Net receivables	(20,537)	(57,128)
Net inventories	(19,920)	13,541
Accounts payable	(7,649)	(5,104)
Accrued compensation	(3,915)	(8,859)
Accrued income taxes	711	(17,125)
Federal excise, use, and other taxes	(1,290)	(5,027)
Pension and other postretirement benefits	(2,808)	685
Other assets and liabilities	(8,401)	24,250
Cash provided by operating activities	80,543	107,540
Investing Activities
Capital expenditures	(10,023)	(13,425)
Proceeds from the sale of businesses	39,538	—
Asset acquisition	(263)	—
Proceeds from the disposition of property, plant, and equipment	—	137
Cash provided by (used for) investing activities	29,252	(13,288)
Financing Activities
Proceeds from credit facility	103,000	102,000
Repayments of credit facility	(233,000)	(162,000)
Payments on long-term debt	—	(55,000)
Payments made for debt issue costs and prepayment premiums	—	(60)
Proceeds from exercise of stock options	36	39
Payments made for contingent consideration	(750)	(8,585)
Payment of employee taxes related to vested stock awards	(3,300)	(16,200)
Cash used for financing activities	(134,014)	(139,806)
Effect of foreign currency exchange rate fluctuations on cash	873	(700)
Decrease in cash and cash equivalents	(23,346)	(46,254)
Cash and cash equivalents at beginning of period	60,271	86,208
Cash and cash equivalents at end of period	$36,925	$39,954